Exhibit 23.1

Consent of Stark Winter Schenkein & Co., LLC to the incorporation by reference of their audit report dated
March 18, 2003, in the Company's Form S-8

Stark Winter Schenkein

Consent of Independent Certified Public Accountants

We hereby consent to the incorporation by reference in the Registration Statement of U.S. Gold Corporation on
Form S-8, File No. 33-47460 of our report dated March
18, 2003, on our audits of the consolidated balance sheet, and related statements of operations, changes in shareholders' equity and cash flows for U.S. Gold
Corporation as of and for the years ended December 31, 2002 and 2001, which report is included in the Annual
Report on Form 10-KSB.

Stark Winter Schenkein & co., LLP
March 18, 2003
Denver, Colorado